NETLIVE COMMUNICATIONS, INC.

                 PERFORMANCE SHARE PROGRAM TRUST


     This Trust Agreement made this 4 day of March, 1997, by and between NetLive Communications, Inc. ("Company") and R. Andrew
Lee(the "Trustee").

     WHEREAS, Company has adopted the NetLive Communications, Inc. Performance Share Program as a nonqualified deferred compensation plan;

     WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust Company stock that shall be held therein, until distributed to Plan Participants in such manner and at such times as specified in the Plan;

     WHEREAS, it is the intention of Company to tie performance of the Participants' Accounts under this Trust to the performance of the Company, which is, in turn, tied in significant part to the performance of the key employees participating in the Plan;

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust

     (a) Company hereby deposits with the Trust in trust 300,000 shares of its common stock, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

     (b) The Trust hereby established shall be irrevocable. It shall not be subject to the claims of the Company's creditors, but shall be maintained for the exclusive purpose of providing benefits to Plan Participants.

     (c) The Trust is not intended to be a grantor trust, but is intended to be a taxable trust pursuant to Section 641 et seq. of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. The Trust is a funded trust and, as such, it is intended that each Participant in respect of whom an Account is maintained be taxed in accordance with Section 402(b) of the said Code.

Section 2.  Definitions

     (a) "Account" means the separate account established and maintained under the Fund with respect to each Participant to provide a source of funds for the benefits payable by the Company to, or with respect to, each such Participant under the Plan.

     (b) "Change of Control" means a change of control of the Company as defined in Article I, Section 1.3 of the Plan.

     (c) "Company" means NetLive Communications, Inc. and any successor thereto, or to the business thereof, by whatever form or manner resulting.

     (d) "Fund" means the stock, and any money and other property held by the Trustee under this Agreement.

     (e)  "Participant" means a participant in the Plan.

     (f)  "Plan" means the NetLive Communications, Inc. Performance
Share Program.

     (g) "Share" means common stock and/or preferred stock issued by the Company.

     (h) "Trust" means the trust provided for under this Agreement.

     (i)  "Trustee" means the trustee of the Trust.

Section 3.  Accounts

     (a) At the time the Company allocates Shares contributed to the Trust for a Participant, it shall notify the Trustee of such fact and an Account shall be established by the Trustee under the Fund with respect to such Participant and the amount so contributed or directed to be allocated shall be credited to such Account. Any subsequent contributions to the Trust with respect to the benefits of such Participant and all earnings thereon also shall be credited to such Account. Any taxes or other expenses paid with respect to an Account shall be debited to that Account. The Company shall provide the Trustee with such information or reports as are necessary to credit contributions to the Account maintained with respect to each Participant.

     (b) The Trustee shall have responsibility for the maintenance of Account records.

     (c) Any benefits becoming payable under the Plan to a Participant shall be paid form the Fund and charged against the Account maintained with respect to the benefits of such Participant. No payment shall be made form the Fund to or with respect to a Participant to the extent that such payment would exceed the balance then remaining in the Account maintained with respect to the benefits of such Participant.

     (d) Once established, an Account shall be maintained with respect to the benefits of each Participant until it has been liquidated through distribution to the Participant, or a beneficiary thereof.

Section 4.  Distributions to Plan
Participants and Their Beneficiaries

     (a) Company shall deliver to Trustee a schedule (the "Distribution Schedule") that indicates the distributions in respect to each Plan participant, that provides instructions acceptable to Trustee for determining what is to be distributed, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of distribution. Except as otherwise provided herein, Trustee shall make distributions to the Plan Participants in accordance with such Distribution Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the distribution of benefits pursuant to the terms of the Plan.

     (b) The entitlement of a Plan participant to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

Section 5.  Return to Company

     Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all distribution of benefits have been made to Plan Participants pursuant to the terms of the Plan. Any Shares forfeited by a Participant when such Participant's service to the Company is terminated, or upon occurrence of any other forfeiture event set forth in the Participant's Award certificate, shall revert to the Trust and shall not be returned to the Company. Such forfeited Shares shall be available for future award to Participants under the Plan.

Section 6.  Investment Authority

     (a) Trustee shall hold the Shares deposited in the Trust and any dividends of Shares received by the Fund. All voting or other rights associated with Shares held in the Fund shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan Participants or the Company.

     (b) Trustee shall reinvest any cash dividends on Shares as Trustee deems appropriate.

Section 7.  Disposition of Income

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 8.  Accounting by Trustee

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 9.  Responsibility of Trustee

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such distributions. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust, including without limitation by disposing of any Shares in the Trust not awarded to Participants.

     (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 10.  Compensation of Trustee

     Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Section 11.  Resignation and Removal of Trustee

     (a) Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

     (b) Trustee may be removed by the affirmative vote of majority of the Board of Directors on 30 days notice or upon, shorter notice accepted by Trustee.

     (c) Upon a Change of Control, Trustee may not be removed by Company for eighteen months.

     (d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer unless Company extends the time limit.

     (e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 12 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 12.
Appointment of Successor

     (a)  If Trustee resigns [or is removed] in accordance with
Section 11(a) or (b) hereof, the Board of Directors may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, or an individual permitted to serve as trustee under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust Assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

     (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 13.  Amendment
or Termination

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company, provided that no such amendment shall conflict with the terms of the Plan or make the Trust revocable.

     (b) The Trust shall not terminate until the date on which Plan Participants are not longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

     (c) Upon written approval of Participants entitled to distribution of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit distributions under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

Section 14.  Miscellaneous

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Plan Participants under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Delaware.

Section 15.  Effective Date

     The effective date of this Trust Agreement shall be March 4, 1997.

     IN WITNESS WHEREOF, the Company has by its authorized officer signed this agreement and affixed its seal and the Trustee has by its appropriate officer signed this Agreement and fixed its seal on and as of the day and year written below.


WITNESS                            NETLIVE COMMUNICATIONS, INC.


/s/ Jodi Schwartz 3/5/97           By: /s/ Laurence Rosen
                                   Title:  Chief Executive Officer


WITNESS



/s/ Steve Harrell                  /s/ R. Andrew Lee
                                   Trustee